Exhibit 99.1

STRICTLY CONFIDENTIAL

Summary of Terms

Between

Interactive Systems Worldwide Inc.

And

Shantech Inc.

Dated as of February 21, 2007

Revised as of March 5, 2007

This Term Sheet outlines the basic terms and conditions pursuant to which Shantech Inc. and/or its designee (“SS”) and Interactive Systems Worldwide Inc. (“ISWI”) propose to proceed with discussions regarding a possible strategic transaction. This Term Sheet does not create a legally-binding agreement or any binding obligation between the parties except as set forth in the section on Confidential Information and Public Announcement, and is intended only to establish a foundation for negotiating definitive agreements.

Parties:	ISWI and SS

Form of Transaction(s):
ISWI expects to enter into a transaction with SS involving (a) a strategic international marketing agreement with particular emphasis on opportunities in certain Asian gaming markets with SS, and (b) a strategic investment of $2 million by SS (and/or parties identified by SS) into ISWI, subject to SS’s understanding that ISWI may have entered into a previous strategic agreement with a third party including the investment of capital into ISWI.

Marketing and Business Development Agreement (“Marketing Agreement”):
SS will enter into a 24-month (the “Term”) Marketing Agreement whereby in the event that ISWI completes a transaction of any sort or enters into any business relationship with a party introduced by or affiliated with SS, which relationship generates revenue for ISWI, the fee to which SS shall be entitled shall be as follows:

	(a)	Eight percent (8%) of the first one million ($1,000,000) dollars (or part thereof) of Revenues (which term is defined below) generated during the Term of the Marketing Agreement;

	(b)	Six percent (6%) of the second one million ($1,000,000) dollars (or part thereof) of Revenues generated during the Term of the Marketing Agreement;

	(c)	Four percent (4%) of the next two million ($2,000,000) dollars (or part thereof) of Revenues generated during the Term of the Marketing Agreement; and

	(d)	Three percent (3%) of any subsequent Revenues generated during the Term of the Marketing Agreement;

The term “Revenues” shall be generally defined in the Marketing Agreement to be in accordance with United States Generally Accepted Accounting Principles, and shall include (a) revenues generated during the Term of the Marketing Agreement from license fees and service charges relating to the use of the SportsXction® System, and (b) in the event that ISWI acquires another entity introduced by or affiliated with SS (or such an entity is merged into ISWI) and such acquisition or merger does not require ISWI to issue any additional equity, then revenues generated during the Term of the Marketing Agreement by such entity. If the nature of ISWI’s revenue base changes, then a mutually acceptable amendment of the definition of Revenues shall be agreed upon to reflect such changes.

In order for the fees set forth in this section to be applicable, the net income generated must be at least 25% of the applicable Revenues.

Strategic investment by SS:
In consideration of $2 million paid at the closing of the Marketing Agreement, ISWI shall issue to SS that number of shares of ISWI Common Stock determined by dividing $2 million by 80% of the VWAP of ISWI Common Stock during the 10 trading days prior to such closing, but in no event shall SS be issued more than 2.4 million shares of Common Stock. In the event that less than 2.4 million shares of Common Stock are issued to SS, ISWI shall also issue warrants (the “Initial Warrants”) to SS to purchase that number of shares of ISWI Common Stock representing the difference between 2.4 million and the actual number of shares of Common Stock purchased by SS. In addition, ISWI shall issue to SS warrants to purchase Common Stock (the “Additional Warrants”) in an amount such that the Initial Warrants and the Additional Warrants provide SS with 50% warrant coverage on its $2 million investment. Any issuance of shares, issuance of warrants or issuance of shares upon the exercise of issued warrants set forth in the Marketing Agreement that is required to be approved by ISWI’s shareholders pursuant to Nasdaq (or if not Nasdaq then the applicable market on which ISWI’s shares are then traded) requirements shall be brought before ISWI stockholders at a shareholders meeting (which meeting shall be either a special meeting called as soon as reasonably practicable after the execution of the Marketing Agreement, or an annual meeting if an annual meeting is expected to occur shortly after such execution) of ISWI’s shareholders to approve such compensation and any related approvals (including, without limitation, an amendment of ISWI’s Certificate of Incorporation increasing the number of its authorized shares). ISWI agrees to use all commercially reasonable methods in order to secure the approval of all matters required to be brought before its shareholders, including, without limitation, the hiring of a nationally known proxy solicitation firm.

The exercise price of the Initial Warrants and the Additional Warrants shall equal 105% of the closing bid price for ISWI Common Stock prior to the closing date (“Warrant Exercise Price”). The Initial Warrants and Additional Warrants shall not be exercisable for 6 months, shall have a term of five years and shall be exercisable only for cash.

Registration:
Promptly after the closing ISWI shall use commercially reasonable efforts to file with the SEC and have declared effective a registration statement on Form S-3 or such other applicable form covering the resale by SS of the shares of Common Stock purchased by SS, and/or an entity identified by SS, and the shares of Common Stock issuable to SS upon exercise of the Initial Warrants and the Additional Warrants.

Marketing Shares and Marketing Warrants:	(a)
In the event that through the Marketing Agreement, SS generates at least $10 million of Revenue for ISWI (with at least $2.5 million in net income for ISWI) during the period commencing on the closing date of the Marketing Agreement and ending 12 months thereafter, SS shall be granted 10,000,000 shares of Series D Convertible Preferred Stock (“Series D Shares”). Each Series D Share shall have one vote, and the Series D Shares shall vote with ISWI’s common stock as a single class (and shall not be entitled to vote as a separate class),

(b)
In the event that through the Marketing Agreement, SS generates at least $30 million of Revenue for ISWI (with at least $7.5 million in net income for ISWI) during the period commencing on the closing date of the Marketing Agreement and ending 24 months thereafter (it being understood that such $30M Revenue - $7.5M net income figure includes the previous milestone in subparagraph (a) immediately above and is not in addition to such amount), SS shall be granted an additional 10,000,000 Series D Shares.

(c)
In the event that SS fails to meet the $10 million Revenue milestone described in paragraph (a) above within the 12-month period, but succeeds in meeting the $30 million milestone described in paragraph (b) above within the 24 month period, then SS shall be granted 20,000,000 Series D Shares.

(d)
Each of the Series D Shares shall be convertible into one share of the Company’s Common Stock; provided, however, that none of the first 10,000,000 Series D Shares issued may be converted unless and until such time as the Company’s Common Stock is trading at least $4.00 per share for a period of 10 consecutive trading days, and that any Series D Shares in excess of 10,000,000 may also not be converted unless and until such time as the Company’s Common Stock is trading at least $4.00 per share for a period of 10 consecutive trading days. In addition, no Series D Shares may be converted until SS (or parties identified by SS) makes (at the option of the Company) an additional $2 million strategic investment into the Company by purchasing shares of Common Stock at 100% of the VWAP of ISWI Common Stock during the 10 trading days prior to the closing.

Confidentiality:
Unless and until this Term Sheet is terminated, and except as required by law, each of ISWI and SS, agrees that it and they will maintain the confidentiality of, and not disclose to any third party any of the terms contained in this Term Sheet or the fact that discussions took place or are taking place with the other party, other than any person with a specific need to know of the possible transaction and who has executed a non-disclosure agreement in form and substance similar to that Non-Disclosure Agreement dated January 29, 2007, previously signed by SS and ISWI. Each party agrees to maintain in confidence any non-public or confidential information received from any other party, and to use such non-public or confidential information only for purposes of analyzing the transaction contemplated hereby. At the request of either party, the other party (a) will return or cause to be returned to the disclosing party all documents and other material obtained from such disclosing party in connection with the transaction contemplated hereby and (b) delete from its computer systems and otherwise destroy all documents and other material obtained from the disclosing party in connection with the transaction contemplated hereby.

Definitive Documents / Waivers / Consents:
The transactions shall be made pursuant to definitive agreements, acceptable in form and substance to ISWI and SS, which agreements shall contain, among other things, appropriate representations and warranties of the ISWI and SS reflecting the provisions set forth in this Term Sheet and such representations, warranties, and conditions of closing as are appropriate for a transaction of this nature and size. Either as part of the definitive agreements or in separate side agreements prior to the execution of such definitive documentation, the parties in their sole discretion shall obtain any waivers or consents that the parties deem necessary to make the transactions contemplated herein valid, binding, and enforceable.

Expenses:	The Company and SS each will bear their own expenses in this transaction.

Due Diligence:
This transaction is subject to among other things satisfactory due diligence by ISWI of SS and by SS of ISWI. ISWI and SS agree to make available to the other all such documents and information and grant access to each other’s facilities, key employees and books and records as may be reasonably requested for each such party to undertake the due diligence it deems necessary in furtherance of the proposed transaction.

Dilutive Transactions:
If ISWI has previously raised capital of at least $1.8 million from a another source prior to the closing of the transactions contemplated by this letter, then during the period from the closing of the Marketing Agreement until 12-months thereafter, ISWI shall not make any issuances pursuant to an acquisition or financing (subject to customary exceptions) that are dilutive to SS’s holdings without SS’s consent.

Public Announcement:
ISWI may make a public announcement of this proposed transaction provided that ISWI shall provide a copy of such announcement to SS for its approval, such approval not to be unreasonably withheld, conditioned, or delayed.

Counterparts/Facsimile Signatures:
This Term Sheet may be signed in counterparts each of which shall be deemed to be an original and all of which taken together shall be deemed to be one and the same agreement. In the event that any signature is delivered by facsimile transmission or other electronic means, such signature shall create a valid and binding obligation of the party executing this Term Sheet and transmitting a facsimile signature (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronically delivered signature page were an original thereof.

Closing:
The parties will use best efforts to close the transactions contemplated by this letter within 60 days of the date hereof; provided, that if ISWI has previously raised capital of at least $1.8 million from a another source prior to the closing of the transactions contemplated by this letter, then the parties will use best efforts to close the transactions contemplated by this letter within 90 days of the date hereof.

[Signatures follow on Next Page]

March 6, 2007

INTERACTIVE SYSTEMS WORLDWIDE

By: /s/ Bernard Albanese
Name: Bernard Albanese
Title: Chief Executive Officer

Shantech Inc.

/s/ Jay Kanetkar
Attorney-At-Law, State of N.J.
For: Suneel Sawant
Title: Chief Executive Officer